Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

A.
Introduction and Purpose

Global Crossing Airlines Group Inc. (together “GlobalX” or the “Company”) requires high standards of professional and ethical conduct from its personnel. The Company's reputation with its shareholders, business partners, prospective investors and other stakeholders for honesty and integrity is the key to the success of its business. No employee will be permitted to achieve results through violations of laws or regulations or through unscrupulous dealings.

The Company intends that its business practices will be compatible with the economic and social priorities of each location in which it operates. Although customs vary by country and standards of ethics may vary in different business environments, honesty and integrity must always characterize the Company's business activity. If a law conflicts with a policy in this Code, personnel must comply with the law; however, if a local custom or policy conflicts with this Code, directors, officers, employees and consultants (collectively “personnel”) must comply with the Code. If any personnel have any questions about these conflicts, he or she should ask the VP Legal how to handle the situation.

This Code reflects the Company's commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all personnel are expected to comply. All personnel are urged to read this Code carefully.

In addition to following this Code in all aspects of their business activities, personnel are expected to seek guidance in any case where there is a question about compliance with both the letter and the spirit of the Company's policies and applicable laws. This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all personnel of the Company. This Code does not supersede the specific policies and procedures that are covered in the Company's operating manuals or in separate specific policy statements.

Those who violate the standards set forth in this Code will be subject to disciplinary action up to and including dismissal.

Personnel's co-operation is necessary to the continued success of our business and the cultivation and maintenance of the Company's reputation as a good corporate citizen.

B.
General Principles of Conduct

The Company has adopted this Code of Business Conduct (the "Code") for the purposes of fostering a climate of honesty, truthfulness and integrity. The Code outlines the principles of ethical conduct to which the Company's personnel are expected to adhere in the conduct of the Company's business and establishes mechanisms to report unethical conduct.

The Company is committed to:

1.
Operating in a responsible manner that complies with applicable laws, rules and regulations;
2.
Providing a safe and healthy workplace;
3.
Operating free from favouritism, fear, coercion, discrimination or harassment; and
4.
Providing full, fair, accurate, timely and understandable disclosure in reports and documents filed with any governing body or publicly disclosed.

The Company requires its directors and officers to provide leadership and direction with respect to these principles and standards.

The Company's Compensation, Corporate Governance and Nominating Committee (the "Committee") has been delegated the responsibility to oversee and monitor compliance with the Code. It is the individual responsibility of Company personnel to comply with those provisions of the Code that are specifically applicable to them, and which are set out below.

C.
Compliance with Laws, Rules & Regulations

Compliance with the letter and spirit of all laws, rules and regulations applicable to the Company's business is critical to its reputation and continued success. All personnel must respect and obey the laws of the cities, provinces, states and countries in which the Company operates and avoid even the appearance of impropriety. Not all personnel are expected to know the details of these laws, but it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. The Company may hold information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.

D.
Fair Dealing

The Company seeks to outperform our competition fairly and honestly. It seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner's consent or inducing the disclosures of proprietary information or trade secrets by past or present personnel of other companies is prohibited. All personnel should endeavor to deal fairly with the Company's customers, suppliers, competitors and personnel. Personnel should not take unfair advantage of anyone through illegal conduct, manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

E.
Confidentiality

Personnel must maintain the confidentiality of information entrusted to them by the Company or that otherwise comes into their possession in the course of their employment, except when disclosure is authorized or legally mandated. Personnel may be required to execute a standard form confidentiality agreement upon starting employment or from time to time during the course of employment. The obligation to preserve confidential information continues even after personnel leave the Company.

Confidential information includes all non-public information that may be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company and its personnel.

F.
Use of Resources

Personnel are to safeguard and use the Company's assets and resources for legitimate business purposes only. Corporate assets may never be used for illegal purposes. The obligation to protect corporate assets includes proprietary information and information technology such as the corporate email accounts and internet service

G.
Conflicts of Interest

Personnel must act in good faith and in the best interest of the Company. Directors, Officers and Personnel must avoid all situations in which their personal interests conflict, might conflict, or might appear to conflict with their duties to the Company or with the economic interest of the Company. All business transactions with individuals, corporations or other entities that could potentially, directly or indirectly, be considered to be a related party, must be disclosed to the Board of Directors (the "Board") or the Committee regardless of the amount involved.

A conflict of interest arises when an individual's personal economic activity conflicts with the best interests of the Company or when it adversely influences the proper discharge of his obligations, duties, and responsibilities to the Company and its shareholders.

Personnel should avoid acquiring any interest or participating in any activities that would:

1.
Deprive the Company of the time or attention required to perform their duties properly;
2.
Create an obligation or distraction which would affect their judgment or ability to act solely in the

Company’s best interest;

3.
Conflict with the economic interest of the Company; or
4.
Violate any provision of the Canadian Charter of Rights and Freedoms.

Under circumstances where secondary employment is desired by an employee, he or she shall disclose the interest to his or her supervisor who may grant specific approval in writing, provided that conflict of interest or interference with the performance of his or her present duties does not exist.

All personnel of the Company who are charged with executive, managerial or supervisory responsibility, are required to see that actions taken and decisions made within his or her jurisdiction are free from the influence of any interests that might reasonably be regarded as conflicting with those of the Company.

No employee shall accept any appointment to membership on the board of directors, standing committee, or similar body of any outside company, organization or governmental agency (other than industry, professional, social, charitable, educational, religious, or legal political organizations) without prior approval of the Chief Executive Officer (the “CEO”) whether or not a possible conflict of interest might result from the acceptance of any such appointment; provided, however, that all personnel shall at all times have and enjoy all rights accorded to them by the Canadian Bill of Rights and any similar governmental legislation existing in the area in which the personnel respectively reside.

Activities that could give rise to conflicts of interest are prohibited unless specifically approved by the Board or the Committee. Personnel are required to disclose to their supervisors in writing, or as may be otherwise authorized, all business, commercial or financial interests or activities which might reasonably be regarded as creating an actual or potential conflict with their duties of employment. It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests should be reported immediately to a supervisor who in turn will consult with the VP Legal promptly.

H.
Related Party Transactions

Any Related Party Transactions or perceived Related Party Transactions must be brought to the attention and reviewed by the Audit Committee.

I.
Corporate Opportunities

Personnel are prohibited from taking for themselves personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Personnel are also prohibited from competing with the Company directly or indirectly. Personnel owe a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises

J.
Discrimination and Harassment

The Company values the diversity of our personnel and are committed to providing equal opportunity in all aspects of employment. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Personnel are encouraged to speak out when a coworker's conduct makes them uncomfortable, and to report harassment when it occurs to their supervisor or the VP Legal.

K.
Reputational Integrity

GlobalX’ business reputation depends, to a large extent, on the confidence of our constituents and external stakeholders. As a representative of The Company, your conduct reflects not only on you personally, but also on our brand. We rely on our Directors, Officers and employee’s judgment to conduct themselves professionally in external settings as well as internally. Any on-or-off work behaviour that tarnishes the reputation of The Company will not be tolerated. Such inappropriate behaviour includes, but is not limited to, indecent, offensive, discriminatory, lewd or illegal acts, violence or threats of violence, inappropriate use of social media, or other behaviour inconsistent with the professional or ethical standards of The Company.

L.
Safety and Health

Everyone is responsible for maintaining a safe and healthy workplace by following safety and health rules and practices. The Company is committed to keeping its workplaces free from hazards. Personnel must report any accidents, injuries, unsafe equipment, practices or conditions immediately to a supervisor or other designated person. Threats or acts of violence or physical intimidation are prohibited.

In order to protect the safety of all personnel, personnel must report to work in condition to perform their duties and free from the influence of any substance that could prevent them from conducting work activities safely and effectively. The use of illegal drugs in the workplace is prohibited.

M.
Corporate Records

All personnel have a responsibility to ensure that the Company's records, including accounting records, do not contain any false or intentionally misleading entries. The Company does not permit intentional misclassification of transactions as to accounts, departments or accounting periods. All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

All corporate books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform to both applicable legal requirements and the system of internal controls of the Company. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable laws or regulations.

Business records and communications may become public through legal or regulatory investigations or the media. All personnel should avoid exaggeration, derogatory remarks, legal conclusions or inappropriate characterizations of people and companies. This applies to communications of all kinds, including email and informal notes or interoffice memos. Records should be retained and destroyed in accordance with the Company's records storage and retention policy.

N.
Management Overrides

Personnel must report any situation in which any person attempts to direct, request or encourage you to violate the Code of Conduct, or any other policy, procedure or rule of the Company or any applicable law.

It should be noted that not every instance in which a policy is overridden or an exception to policy is taken will constitute a breach of the Code of Conduct. To ensure that any decision to depart from Company policy is not inconsistent with the Code of Conduct, the matter must be reported directly to the VP Legal together with a brief explanation as to why they took the view that the departure from policy was warranted in the circumstances. The VP Legal will maintain a log of all instances of override reported and provide a summary on a quarterly basis to the Audit Committee as described below.

O.
Reporting of Illegal or Unethical Behaviour

A director has a duty to report to the Board and an officer has a duty to report to the Audit Committee any activity which:

1.
He or she believes contravenes the law;
2.
Represents a real or apparent conflict of interest or a breach of this Code;
3.
Represents a misuse of corporate funds or assets;
4.
Represents a danger to public health, safety, or the environment; or
5.
Might result in a failure by the Company to provide full, fair, accurate and timely disclosure of financial results and material facts.

The Company encourages all personnel to report promptly any suspected violations of the Code to the Committee. The Company has adopted the Whistleblower Policy to ensure that a confidential and anonymous process exists whereby persons can report a suspected violation of the Code.

Any person with a concern relating to the Company may submit their concern in writing directly and confidentially to the Chair of the Audit Committee by sending a sealed letter addressed to Global Crossing Airlines Group Inc., Bldg. 5A, Miami Int’l Airport, 4th floor, 4200 NW 36th Street, Miami, FL 33146. It should be marked “Private and Confidential – Attention: Chair of the Audit Committee” and it will be delivered unopened to the Audit Committee Chair.

The Company has a strong commitment to conduct its business in a lawful and ethical manner and strongly encourages personnel to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation and to report violations of laws, rules, regulations or this Code.

The Company will not tolerate retaliation for reports or complaints made in good faith. It is unacceptable to file a report knowing it to be false.

P.
Anti-Corruption Laws and Foreign Corrupt Practices Act (“FCPA”)

The Company and all personnel will comply with all anti-corruption laws, including the Canadian Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act and similar legislation applicable to the jurisdiction where the Company may be operating. This law can be complicated and result in serious and adverse enforcement proceedings, including criminal charges, against the Company and individuals directly involved if violated. If you are in doubt about whether a particular practice may violate such law, you should contact the CFO or directly through the Company Whistleblower Hotline which can be located on the Company’s website or referred to in the Whistleblower Policy of the Company for guidance on proper conduct.

These laws generally forbid bribes, which is very broadly defined, to government officials or their representatives. While the law allows exceptions for “facilitating payments”, to expedite routine government approvals, and modest business entertainment, such as business lunches, most payments and gifts are not allowed. Please consult with the Company’s VP Legal or the Chairman of the Committee before you make or authorize a payment to a government official. The FCPA also requires the Company to keep accurate and detailed books reflecting its foreign transactions. Please consult the Company’s VP Legal or the Chairman of the Audit Committee if you are concerned that the Company’s books do not accurately reflect its transactions.

Political Activities

The Company’s financial support to political organizations requires the express approval of the Board of the Company. Personnel engaging in personal political activities must do so in their own right and not on behalf of the Company. Lobbying on behalf of the interests of the Company is permissible but highly regulated by law. Please ensure the CFO is aware of communications with government officials (which includes elected officials and their bureaucratic staff) on the Company’s matters. This does not extend to dealing with regulators on ordinary course matters.

Q.
Waivers of the Code

Any waiver of this Code for the benefit of a director or officer may be made only by the Board, or if permitted, a committee thereof. Any such waiver will be promptly disclosed as required by applicable law or stock exchange regulations.

R.
Communication of the Policy

To ensure that all Company personnel are aware of the Policy, a copy of the Policy will be distributed to all Company personnel. All personnel will be informed whenever significant changes are made. New personnel will be provided with a copy of this Policy and will be educated about its importance.

Approved by the Board of Directors on March 10, 2017